Confidential Treatment has been requested for the redacted portions of this agreement. The redactions are indicated with six asterisks (******). A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Exhibit 10.8

FOURTH AMENDED AND RESTATED
OMNIBUS AGREEMENT
AMONG
ARCHROCK, INC.
ARCHROCK SERVICES, L.P.
ARCHROCK GP LLC
ARCHROCK GENERAL PARTNER, L.P.
ARCHROCK PARTNERS, L.P.
AND
ARCHROCK PARTNERS OPERATING LLC

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    2
1.1    Definitions    2
ARTICLE II NON-COMPETITION AND BUSINESS OPPORTUNITIES    10
2.1    Restricted Business    10
2.2    Overlapping Customers.    10
2.3    Permitted Exceptions    10
2.4    Restricted Business Procedures.    12
2.5    Scope of the Prohibition    15
2.6    New Customers    15
2.7    Rental Arrangements    15
2.8    Lease Takeover Arrangements    15
2.9    Enforcement    16
2.10    Non-Compression Equipment at a Particular Site    16
2.11    Termination    16
ARTICLE III SERVICES    16
3.1    Provision, Allocation and Reimbursement for Services    16
ARTICLE IV COMPRESSION EQUIPMENT TRANSFERS    18
4.1    Transfer Mechanics    18
4.2    Settlement; Appraised Value    20
4.3    Like-Kind Exchange Treatment    21
4.4    Other Sales Permitted    21
4.5    Termination    21
4.6    Proration of Ad Valorem Taxes    21
ARTICLE V [RESERVED]    22
ARTICLE VI LICENSE    22
6.1    Grant of License    22
6.2    Restrictions on Marks    22
6.3    Ownership    23
6.4    Confidentiality    23
6.5    Estoppel    23
6.6    Warranties; Disclaimers.    23
6.7    In the Event of Termination    24

i

ARTICLE VII INDEMNIFICATION    24
7.1    Environmental Indemnification.    24
7.2    Additional Indemnification.    25
7.3    Limitations Regarding Indemnification.    26
7.4    Indemnification Procedures    26
ARTICLE VIII MISCELLANEOUS    27
8.1    Governing Law; Submission to Jurisdiction    27
8.2    Notices    28
8.3    Entire Agreement    28
8.4    Termination    28
8.5    Waivers of Default.    28
8.6    Amendments.    29
8.7    Assignability; Third Party Beneficiaries    29
8.8    Counterparts    29
8.9    Severability    29
8.10    Interpretation    29
8.11    Further Assurances    30
8.12    Withholding or Granting of Consent    30
8.13    Laws and Regulations    30
8.14    Negation of Rights of Limited Partners, Assignees and Third Parties    30
8.15    No Recourse Against Officers or Directors    30
8.16    Right of Offset    30

EXHIBITS AND SCHEDULES

Schedule 3.1(a) – Services
Schedule 3.1(b) – Excluded Services
Schedule 6.1 – Marks

Exhibit 1 –     Form Bill of Sale
Exhibit 2 –     Form Lease Agreement
Exhibit 3 –     Form Like-Kind Exchange Bill of Sale
Exhibit 4 –     Certain Archrock Customers
Exhibit 5 –    Certain Partnership Customers

ii

FOURTH AMENDED AND RESTATED
OMNIBUS AGREEMENT
THIS FOURTH AMENDED AND RESTATED OMNIBUS AGREEMENT is entered into on, and effective as of November 3, 2015 (the “Effective Date”), and is by and among Archrock, Inc., a Delaware corporation formerly named Exterran Holdings, Inc. (“Archrock”), Archrock Services, L.P., a Delaware limited partnership formerly named Exterran US Services OpCo, L.P. (“OPCO”), Archrock GP LLC, a Delaware limited liability company formerly named Exterran GP LLC (“GP LLC”), Archrock General Partner, L.P., a Delaware limited partnership formerly named Exterran General Partner, L.P. (the “General Partner”), Archrock Partners, L.P., a Delaware limited partnership formerly named Exterran Partners, L.P., (the “Partnership”) and Archrock Partners Operating LLC (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
The Parties desire to amend and restate in its entirety the Third Amended and Restated Omnibus Agreement, dated as of June 10, 2011, among Archrock, GP LLC, the General Partner, the Partnership, the Operating Company and Exterran Energy Solutions, L.P., a Delaware limited partnership (“EESLP”), as amended to the date hereof (as so amended, the “Prior Omnibus Agreement”), to evidence, among other things, the following:

1.
the completion of the transactions contemplated by that certain Separation and Distribution Agreement, dated as of the date hereof, by and between Archrock, EESLP, Exterran Corporation, a Delaware corporation, Exterran General Holdings LLC, a Delaware limited liability company, AROC Corp., a Delaware corporation, EESLP LP LLC, a Delaware limited liability company, AROC Services GP LLC, a Delaware limited liability company, AROC Services LP LLC, a Delaware limited liability company, and Archrock Services, L.P., a Delaware limited partnership; and

2.	the continuation of other provisions of the Prior Omnibus Agreement as set forth herein.
The Conflicts Committee of the Board of Directors of GP LLC has approved the form, terms and substance of this Agreement in accordance with the requirements set forth in Section 8.6 of the Prior Omnibus Agreement.
In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1    Definitions
(a)    Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
(b)    As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquired Partnership Restricted Business” has the meaning given such term in Section 2.3(h).
“Acquired Archrock Restricted Business” has the meaning given such term in Section 2.3(g).
“Acquiring Party” has the meaning given such term in Section 2.4(a).
“Affiliate” has the meaning given to such term in the Partnership Agreement.
“Agreement” means this Fourth Amended and Restated Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Appraiser” means an appraiser mutually acceptable to Archrock and the Partnership that is independent with respect to the Archrock Entities and the Partnership Entities and their respective affiliates within the meaning of the code of professional ethics of the American Society of Appraisers as selected by mutual consent of Archrock and the General Partner.
“Appraisal” means an appraisal of Compression Equipment prepared by an Appraiser in conformity with, and subject to, the requirements of the code of professional ethics and standards of professional conduct of the American Society of Appraisers.  The Appraisal shall specify value based upon the cost or income approach or a combination thereof for the Compression Equipment appraised.
“Appraised Value” means an amount equal to (A) (i) the most recent Appraisal with respect to a particular piece of Compression Equipment owned by the USCSB or the Partnership Group at the time of the Appraisal or (ii) with respect to a particular piece of Compression Equipment for which an Appraisal has not been conducted, the Appraised Value of substantially similar Compression Equipment or (iii) an amount calculated by Archrock, in its reasonable judgment, based on the sales price of nearly contemporaneous sales of substantially similar equipment, plus (B) to the extent not included in (A), any costs incurred by the Transferor pursuant to Section 4.1(a)(iv) to place the Compression Equipment in a condition appropriate for its anticipated commercial use, less (C) if there is no anticipated commercial use or if the anticipated commercial use is inconsistent with the historical use of the Compression Equipment at the time of its transfer and to the extent included in (A) above, Archrock’s estimate, in its reasonable judgment, of any costs necessary to be incurred to place the Compression Equipment in good working order consistent with its most recent commercial use.
“Archrock” has the meaning given such term in the introduction of this Agreement.
“Archrock Customers” means (a) the Persons set forth on Exhibit 4 and any of their respective Affiliates other than Affiliates otherwise set forth on Exhibit 5 and (b) any New Customer that enters into an agreement with an Archrock Entity in accordance with Section 2.6 pursuant to which such Archrock Entity agrees to provide Competitive Services to such New Customer. Archrock Customers shall not include any Released Archrock Customers.
“Archrock Entities” means Archrock and any Person (other than the Partnership Entities) controlled, directly or indirectly, by Archrock; and “Archrock Entity” means any of the Archrock Entities.
“Archrock Restricted Business” has the meaning given such term in Section 2.1(a).
“Archrock Site” has the meaning given such term in Section 2.1(b).
“Billed Party” has the meaning set forth in Section 4.6.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Houston, Texas are authorized or are obligated by law, executive order or governmental decree to be closed.
“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
“Closing Date” means the closing date, if occurring after the Effective Date, of the transactions contemplated by a contribution or similar agreement by and among members of the Archrock Entities and members of the Partnership Group relating to the conveyance of Partnership Assets from members of the Archrock Entities to members of the Partnership Group.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning given such term in the Partnership Agreement.
“Compression Equipment” means natural gas compressor units, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.
“Competitive Services” means the provision by a Person of natural gas contract compression services to a third-party customer, whether pursuant to the Form Compression Services Agreement or any other compression services agreement, a lease arrangement pursuant to which such Person leases Compression Equipment to a third-party customer and is required to provide other compression services to such customer (whether as part of one agreement or pursuant to a lease agreement and related services agreement) or otherwise; provided, however, that, for the avoidance of doubt, Competitive Services do not include the fabrication of Compression Equipment by such Person, the sale by such Person of Compression Equipment to a third-party customer, the sale by such Person of materials, parts or equipment that are components of or used in the operation of Compression Equipment, the leasing by such Person of Compression Equipment without the provision of any related services or the operation, maintenance, service, repair or overhaul by such Person of Compression Equipment owned by a third party customer.
“Conflicts Committee” has the meaning given such term in the Partnership Agreement.
“Conversion Condition” has the meaning given such term in Section 2.4(b).
“Covered Environmental Losses” is defined in Section 7.1.
“Direct Equipment Costs and Expenses” means those costs and expenses directly attributable to the transportation, operation, maintenance or repair of any Partnership Assets excluding any Compression Equipment owned by the Partnership Group that is leased to an Archrock Entity pursuant to Section 4.2(b)(ii).
“Direct Leased Compression Equipment Capitalizable Costs” means those costs directly attributable to the maintenance or repair of any Compression Equipment that is leased between an Archrock Entity and a member of the Partnership Group that qualifies as a capital addition under GAAP.
“Direct Leased Compression Equipment Expenses” means those expenses directly attributable to the transportation, operation, maintenance or repair of any Compression

Equipment that is leased between an Archrock Entity and a member of the Partnership Group that qualifies as an expense under GAAP.
“Effective Date” has the meaning given such term in the introduction of this Agreement.
“Effective Time” has the meaning given such term in Section 4.1(b).
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through the applicable Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Form Bill of Sale” means the form of Bill of Sale attached hereto as Exhibit 1, which form may be amended or replaced with a new form of Bill of Sale from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.
“Form Compression Services Agreement” means the standard form of agreement pursuant to which members of the Partnership Group provide Competitive Services to Partnership Customers as of the applicable date.
“Form Lease Agreement” means the form of Compression Equipment Lease Agreement attached hereto as Exhibit 2, which form may be amended or replaced with a new form of Compression Equipment Lease Agreement from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.
“Form Like-Kind Exchange Bill of Sale” means the form of Like-Kind Exchange Bill of Sale attached hereto as Exhibit 3, which form may be amended or replaced with a new form of Like-Kind Exchange Bill of Sale from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“General Partner” has the meaning given such term in the introduction to this Agreement.

“GP LLC” has the meaning given such term in the introduction to this Agreement.
“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, petroleum products, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons whether refined or unrefined and (c) asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.
“Indemnified Party” means either the Partnership Group or Archrock, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article VII.
“Indemnifying Party” means either the Partnership Group or Archrock, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article VII.
“Lease Takeover Arrangement” has the meaning given such term in Section 2.8.
“Licensees” means, for purposes of Article VI hereof, the Partnership Entities.
“Licensor” means, for purposes of Article VI hereof, Archrock.
“Liens” means any mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature.
“Marks” means all trademarks, trade names, logos and/or service marks identified on Schedule 6.1 attached hereto, which Schedule may be amended from time to time with the approval of Archrock and the Conflicts Committee.
“New Customer” means any Person that is not an Archrock Customer or a Partnership Customer that informs any of the Parties hereto of a need for Competitive Services.
“Non-Compression Equipment” means natural gas gathering, production and processing equipment and related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.
“Non-Qualifying Business” has the meaning given to such term in Section 2.4(b).
“Offer” has the meaning given such term in Section 2.4(a).
“Offer Period” has the meaning given such term in Section 2.4(b)(ii)(A).

“Offered Assets” has the meaning given such term in Section 2.4(a).
“Offeree” has the meaning given such term in Section 2.4(a).
“OPCO” has the meaning given such term in the introduction to this Agreement.
“Operating Company” has the meaning given such term in the introduction to this Agreement.
“Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.
“Other Losses” is defined in 7.2(a).
“Partnership” has the meaning given such term in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 14, 2008, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the Partnership Agreement subsequent to the Effective Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 8.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
“Partnership Assets” means the compression services contracts and related customer relationships; gathering, processing or production services contracts and related customer relationships; and Compression Equipment and Non-Compression Equipment, directly or indirectly conveyed, contributed or otherwise transferred (but not leased) to the Partnership Group as of a Closing Date pursuant to a contribution agreement or pursuant to the non-lease transfer mechanics set forth in Article IV of this Agreement.
“Partnership Customers” means (a) the Persons set forth on Exhibit 5 and any of their respective Affiliates other than Affiliates otherwise set forth on Exhibit 4 and (b) any New Customer that enters into an agreement with a member of the Partnership Group in accordance with Section 2.6 pursuant to which such member of the Partnership Group agrees to provide Competitive Services to such New Customer. Partnership Customers shall not include any Released Partnership Customers.
“Partnership Entities” means GP LLC, the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.
“Partnership Group” means the Partnership, the Operating Company and any Subsidiary of the Partnership or the Operating Company.

“Partnership Horsepower” means, with respect to a particular month, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by the Partnership Group (excluding units owned by the Partnership Group but leased to USCSB), regardless of whether such Compression Equipment is working or idle, on the last day of the month immediately preceding such month and on the last day of each of such month, divided by (ii) two.
“Partnership Restricted Business” has the meaning given such term in Section 2.1.(b).
“Partnership Site” has the meaning given such term in Section 2.1(a).
“Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
“Percentage Interest” means, with respect to a particular month, the value (expressed as a percentage) obtained by multiplying (i) 100 by (ii) the quotient of (x) the Partnership Horsepower divided by (y) the Total Domestic Horsepower.
“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes that are not due and payable or that may thereafter be paid without penalty, (iv) Liens securing debt of a transferor that will be released prior to or as of the date of the applicable transfer and (v) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary operation of the Compression Equipment to which the Permitted Liens are attached.
“Person” has the meaning given such term in the Partnership Agreement.
“Prior Omnibus Agreement” has the meaning given such term in the Recitals.
“Purchase Agreement” has the meaning given such term in Section 2.4(a).
“Qualifying Business” has the meaning given such term in Section 2.4(b).
“Released Archrock Customers” means those customers of the Archrock Entities that are designated as “Released Archrock Customers” pursuant to Section 2.3(h).
“Released Partnership Customers” means those customers of the Partnership Group that are designated as “Released Partnership Customers” pursuant to Section 2.3(g).
“Rental Arrangement” means an arrangement requested by a Partnership Customer that will necessitate an agreement that is materially dissimilar to (i) the Form Compression Services Agreement and (ii) any other form of agreement for Competitive Services that is believed in good faith by the Partnership to produce qualified income, in either case, from a federal income tax treatment perspective (from the Partnership’s perspective).

“Retained Assets” means the assets and investments owned by Archrock or any of its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to a particular contribution agreement.
“Services” has the meaning given such term in Section 3.1(a).
“Site” means the specific geographic site at which a particular item of Compression Equipment engaged in Competitive Services is being utilized, as further specified by the customer contract, or any schedule thereto, pursuant to which such Competitive Services are being provided.
“Subsidiary” has the meaning given such term in the Partnership Agreement.
“Total Domestic Horsepower” means, with respect to a particular month, the sum of the USCSB Horsepower and the Partnership Horsepower.
“Transferee” means a transferee of Compression Equipment pursuant to Article IV.
“Transferor” means a transferor of Compression Equipment pursuant to Article IV.
“USCSB” means the U.S. contract compression services business of any of the Archrock Entities conducted through Archrock’s U.S. Contract Compression Segment, excluding the business of the Partnership Entities.
“USCSB Horsepower” means, with respect to a particular month, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by USCSB (excluding units designated “for sale only” by the Archrock Entities or units owned by USCSB but leased to the Partnership Group), regardless of whether such Compression Equipment is working or idle, on the last day of the month immediately preceding such month and on the last day of such month, divided by (ii) two.
“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.
“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
ARTICLE II
NON-COMPETITION AND BUSINESS OPPORTUNITIES
2.1    Restricted Business.

(a)    Subject to Section 2.11 and except as permitted by Section 2.3, 2.7 or 2.8, each of the Archrock Entities shall be prohibited from providing (whether directly, including through the acquisition of equipment, or indirectly through the acquisition of or investment in equity or debt securities in any Person) Competitive Services to any Partnership Customer, in any state or territory of the United States (other than on behalf of a member of the Partnership Group) other than Competitive Services being provided by the Archrock Entities to such Partnership Customer at particular Sites (each, a “Partnership Site”) on the Effective Date (the “Archrock Restricted Business”).
(b)    Subject to Section 2.11 and except as permitted by Section 2.3, 2.7 or 2.8, each of the Partnership Entities shall be prohibited from providing (whether directly, including through the acquisition of equipment, or indirectly or through the acquisition of or investment in equity or debt securities in any Person) Competitive Services to any Archrock Customer, in any state or territory of the United States (other than on behalf of any Archrock Entity) other than Competitive Services being provided by the Partnership Entities to such Archrock Customer at particular Sites (each, an “Archrock Site”) on the Effective Date (the “Partnership Restricted Business”).
2.2    Overlapping Customers.
(a)    The Parties agree that in the event that, after the date of this Agreement, an Archrock Customer or a Partnership Customer requests Competitive Services involving the provision of additional Compression Equipment or additional contract compression services at a Partnership Site or an Archrock Site, whether in addition to or in replacement of Compression Equipment or contract compression services existing at such Site as of the Effective Date, (i) any member of the Partnership Group shall be entitled to provide such Competitive Services if such customer is a Partnership Customer and (ii) any Archrock Entity shall be entitled to provide such Competitive Services if such customer is an Archrock Customer.
(b)    Except as expressly provided by Section 2.1 or Section 2.2(a), the Parties agree that any offer by any of the Parties hereto to provide Competitive Services to (i) a Partnership Customer in any state or territory of the United States shall be made solely on behalf of the Partnership Entities and (b) an Archrock Customer in any state or territory of the United States shall be made solely on behalf of the Archrock Entities.
Permitted Exceptions
(a)    The Archrock Entities may engage in any Archrock Restricted Business to any Person with the prior written approval of the Conflicts Committee or in accordance with Section 2.7 or Section 2.8.
(b)    The Archrock Entities may own securities of any class of any member of the Partnership Group.

(c)    The Partnership Entities may engage in any Partnership Restricted Business to any Person with the prior written approval of Archrock or in accordance with Section 2.8.
(d)    The Archrock Entities may purchase and own in the aggregate not more than five percent of any class of securities of any entity engaged in any Archrock Restricted Business (but without otherwise participating in, managing or directing the activities of such entity).
(e)    The Partnership Entities may purchase and own in the aggregate not more than five percent of any class of securities of any entity engaged in any Partnership Restricted Business (but without otherwise participating, managing or directing the activities of such entity).
(f)    If a Partnership Customer (or that customer’s applicable business), on the one hand, and a Archrock Customer (or that customer’s applicable business), on the other hand, merge, consolidate, amalgamate or are otherwise combined, each of the Partnership Entities and the Archrock Entities may continue to provide Competitive Services to the applicable combined entity or business. Upon such an occurrence, Archrock and the Conflicts Committee shall negotiate in good faith, if and to the extent determined in the good faith of Archrock and the Conflicts Committee to be necessary, to implement procedures or such other arrangements to protect the value to each of the Partnership Entities, on the one hand, and the Archrock Entities, on the other hand, of their respective businesses of providing Competitive Services to each such customer or its applicable business, as applicable. Such procedures or arrangements may be based in part on consideration of whether the Archrock Entities or the Partnership Entities were providing more Competitive Services to the combined entity as of the date of announcement of the transaction.
(g)    The Archrock Entities may purchase and own (i) any class of securities in any entity engaged (in whole or in part) in any Archrock Restricted Business or (ii) any business or assets otherwise engaged or deployed in any Archrock Restricted Business; provided, (x) in the good faith judgment of the Board of Directors of Archrock, the aggregate value of the Archrock Restricted Business owned by such entity or otherwise to be acquired by the Archrock Entities shall be less than 50% of the aggregate value of the business and assets owned by such entity or otherwise to be acquired by the Archrock Entities and (y) the Partnership Group is offered the opportunity to acquire the Archrock Restricted Business owned by such entity or otherwise acquired by the Archrock Entities (in each case, the “Acquired Archrock Restricted Business”) in accordance with Section 2.4. During the pendency of the procedures described in Section 2.4, the Archrock Entities shall be entitled to own and operate the Acquired Archrock Restricted Business. In the event that the General Partner (with the approval of the Conflicts Committee) elects not to purchase such Acquired Archrock Restricted Business whether pursuant to Section 2.4(b)(i) or Section 2.4(b)(ii)(B)(2), the Archrock Entities shall be entitled to continue to own and operate the Acquired Archrock Restricted Business and the Competitive Services customers of the Acquired Archrock Restricted Business at the time of the consummation of such acquisition shall no longer be Partnership Customers for purposes of this Agreement, but rather shall be designated “Released Partnership Customers.” Without the prior written approval of the Conflicts Committee, subject to Section 2.11, the Archrock Entities shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Released Partnership Customer at the particular Site at which the Partnership Group was providing Competitive Services to such Released Partnership Customer on the date of the acquisition by the Archrock Entities of the applicable Archrock Restricted Business pursuant to which such customer was designated a Released Partnership Customer.
(h)    The Partnership Entities may purchase and own (i) any class of securities in any entity engaged (in whole or in part) in any Partnership Restricted Business or (ii) any business or assets otherwise engaged or deployed in any Partnership Restricted Business; provided, (i) in the good faith judgment of the Conflicts Committee, the aggregate value of the Partnership Restricted Business owned by such entity or otherwise to be acquired by the Partnership Entities shall be less than 50% of the aggregate value of the business and assets owned by such entity or otherwise to be acquired by the Partnership Entities and (ii) Archrock is offered the opportunity to acquire the Partnership Restricted Business owned by such entity or otherwise acquired by the Partnership Entities (in each case, the “Acquired Partnership Restricted Business”) in accordance with Section 2.4. During the pendency of the procedures described in Section 2.4, the Partnership Entities shall be entitled to own and operate the Acquired Partnership Restricted Business. In the event that Archrock elects not to purchase such Acquired Partnership Restricted Businesses whether pursuant to Section 2.4(b)(i) or Section 2.4(b)(ii)(B)(2), the Partnership Entities shall be entitled to continue to own and operate the Acquired Partnership Restricted Business and the Competitive Services customers of the Acquired Partnership Restricted Business at the time of the consummation of such acquisition shall no longer be Archrock Customers for purposes of this Agreement, but rather shall be designated “Released Archrock Customers.” Without the prior written approval of Archrock, subject to Section 2.11, the members of the Partnership Group shall be prohibited from providing (whether directly or through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Released Archrock Customer at the particular Site at which Archrock Entities were providing Competitive Services to such Released Archrock Customer on the date of the acquisition by the Partnership Group of the applicable Partnership Restricted Business pursuant to which such customer was designated a Released Archrock Customer.
2.3    Restricted Business Procedures.
(a)    Within 30 days following the consummation of the acquisition of an Acquired Archrock Restricted Business or an Acquired Partnership Restricted Business by an Archrock Entity or a Partnership Entity, as the case may be (in each such case such acquiring Person shall be referred to as an “Acquiring Party”), the Acquiring Party shall notify in writing (x) the Partnership, if the Acquiring Party is a Archrock Entity or (y) Archrock, if the Acquiring Party is a Partnership Entity, of such acquisition. The Person that is so notified shall be referred to herein as the “Offeree.” Such notice shall include an offer (the “Offer”)

by the Acquiring Party to sell the Acquired Archrock Restricted Business or the Acquired Partnership Restricted Business, as the case may be (the “Offered Assets”), to the Offeree, together with a proposed definitive agreement to effectuate the purchase and sale of the Offered Assets (the “Purchase Agreement”). The Offer shall set forth the Acquiring Party’s proposed terms relating to the sale of the Offered Assets to the Offeree, including the purchase price, any liabilities to be assumed by the Offeree as part of the Offer and the other terms of the Offer; provided, that the representations and warranties regarding the Offered Assets and the indemnification provision contained in the Purchase Agreement shall be substantially consistent with the terms contained in the definitive purchase agreement pursuant to which the Acquiring Party acquired the Offered Assets or the entity that owned the Offered Assets, subject to such adjustments that the Acquiring Party reasonably determines are necessary to reflect the differences in the transaction.
(b)    As soon as practicable after the Offer is made, the Acquiring Party will deliver to the Offeree all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Offeree. As soon as practicable, but in any event, within 60 days after receipt of the notification called for in Section 2.4(a), the Offeree shall notify the Acquiring Party in writing that either:
(i)    the Offeree (with the concurrence of the Conflicts Committee if the Offeree is the Partnership) has elected not to purchase (or not to cause any of its Subsidiaries to purchase) any of such Offered Assets; or
(ii)    the Offeree (with the concurrence of the Conflicts Committee if the Offeree is the Partnership) has elected to purchase (or to cause any of its Subsidiaries to purchase) all of such Offered Assets; provided, that if the Offeree is the Partnership, and in the opinion of outside counsel to the Partnership Entities, less than 90% of the gross income from the operations of such Offered Assets consists of “qualifying income” under Section 7704 of the Code (such portion of such Offered Assets that does not so qualify being referred to herein as the “Non-Qualifying Business”), then the Partnership (with the concurrence of the Conflicts Committee) may condition its obligation to purchase the Non-Qualifying Business (but not the portion of the Offered Assets that do not constitute the Non-Qualifying Business (the “Qualifying Business”)) on the conversion of the agreements pursuant to which the Non-Qualifying Business provides Competitive Services to its customers to agreements substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective) and otherwise having substantially the same economic terms as the agreements being converted (the “Conversion Condition”); provided further, that in such event, each of the Archrock Entities and the Partnership Entities shall use commercially reasonable efforts to satisfy the Conversion Condition as soon as commercially practicable. If the Offeree elects to purchase the Offered Assets, the following procedures shall be followed:

A.    After the receipt of the Offer by the Offeree, the Acquiring Party and the Offeree shall negotiate in good faith the fair market value of the Offered Assets that are subject to the Offer (including the specific fair market value of any Offered Assets that constitute a Non-Qualifying Business) and the other terms of the Offer on which the Offered Assets will be sold to the Offeree. If the Acquiring Party and the Offeree agree (with the concurrence of the Conflicts Committee) on the fair market value of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-day period (the “Offer Period”) after receipt by the Acquiring Party of the Offeree’s election to purchase (or to cause any Subsidiary of the Offeree to purchase) the Offered Assets, the Offeree shall purchase (or cause any of its Subsidiaries to purchase) and the Acquiring Party shall sell the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached, which obligation may require such Parties to consummate the purchase and sale of the Qualifying Business prior to satisfaction of the Conversion Condition.
B.    If the Acquiring Party and the Offeree are unable to agree on the fair market value of the Offered Assets that are subject to the Offer or on any other terms of the Offer during the Offer Period, the Acquiring Party and the Offeree will engage an independent investment banking firm prior to the end of the Offer Period to determine the fair market value of the Offered Assets (including the specific fair market value of any Offered Assets that constitute a Non-Qualifying Business) and/or the other terms on which the Acquiring Party and the Offeree are unable to agree. In determining the fair market value and other terms on which the Offered Assets are to be sold, the investment banking firm will have access to the proposed sale and purchase values and terms for the Offer submitted by the Acquiring Party and the Offeree, respectively, and to all information prepared by or on behalf of the Acquiring Party relating to the Offered Assets and reasonably requested by the investment banking firm. In determining the terms on which the Offered Assets are to be sold (other than the fair market value of the Offered Assets), the investment banking firm shall give substantial weight to the terms contained in the definitive purchase agreement pursuant to which the Acquiring Party acquired the Offered Assets or the entity that owned the Offered Assets. Such investment banking firm will determine the fair market value of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree within 60 days of its engagement and furnish the Acquiring Party and the Offeree its determination. The fees and expenses of the investment banking firm will be divided equally between the Acquiring Party and the Offeree. Upon receipt of such determination, the Offeree will have the option, but not the obligation, to (with the concurrence of the Conflicts Committee if the Offeree is the Partnership):

1.    purchase the Offered Assets on such terms as determined above; or
2.    elect not to purchase such Offered Assets.
If the Offeree elects to so purchase the Offered Assets, the Offeree shall purchase (or cause any of its Subsidiaries to purchase) and the Acquiring Party shall sell the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached, which obligation may require such Parties to consummate the purchase and sale of the Qualifying Business prior to satisfaction of the Conversion Condition.
2.4    Scope of the Prohibition. Except as provided in this Article II, each of the Parties shall be free to engage (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any of the other Parties.
2.5    New Customers. The Parties agree that any offer by any of the Parties hereto to provide Competitive Services to New Customers in any state or territory of the United States shall be first made on behalf of the Partnership Entities and shall include an offer to provide such Competitive Services under an agreement substantially in the form of the Form Compression Services Agreement. If the New Customer is unwilling to enter into an agreement with a Partnership Entity that is substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective), an Archrock Entity may enter into an agreement to provide Competitive Services to such New Customer for its own account provided that any agreement between such Archrock Entity and such New Customer is not substantively similar to the Form Compression Services Agreement from a federal income tax treatment perspective (from the Partnership’s perspective). If a New Customer enters into an agreement with a member of the Partnership Group for Competitive Services, then such New Customer will then constitute a Partnership Customer for the purposes of this Agreement and if, in accordance with this Section 2.6, a New Customer enters into an agreement with an Archrock Entity for Competitive Services, then such New Customer will then constitute an Archrock Customer for the purposes of this Agreement.
2.6    Rental Arrangements. If, whether with respect to a Site, a region or otherwise, a Partnership Customer insists on entering a Rental Arrangement, an Archrock Entity may (with the Partnership’s consent) enter into such Rental Arrangement to provide Competitive Services to such Partnership Customer for its own account, but only respect to the said Site, region or otherwise. A Partnership Customer shall remain a Partnership Customer for the purposes of this Agreement even if it enters into a Rental Arrangement with an Archrock Entity for Competitive Services in accordance with this Section 2.7.
2.7    Lease Takeover Arrangements. If a Partnership Customer (or that customer’s applicable business) and an Archrock Customer (or that customer’s applicable business) enter into an arrangement whereby one assigns or otherwise disposes of certain mineral leasehold interests to the other or to a New Customer for whom Competitive Services are provided by a

Partnership Entity or an Archrock Entity, respectively (a “Lease Takeover Arrangement”), the Competitive Services shall continue to be provided by the Partnership Entity or Archrock Entity that had provided the Competitive Services to the assignor at the relevant Site(s). Notwithstanding the provision of Competitive Services by an Archrock Entity to a customer as a result of a Lease Takeover Arrangement, if the assignee would qualify as a new customer but for the Lease Takeover Arrangement, then that assignee shall be deemed a New Customer for purposes of Section 2.6 with respect to the first Competitive Services provided that are not a result of a Lease Takeover Arrangement.
2.8    Enforcement. Each Party agrees and acknowledges that the other Parties hereto do not have an adequate remedy at law for the breach by such Party of the covenants and agreements set forth in this Article II, and that any breach by such Party of the covenants and agreements set forth in this Article II would result in irreparable harm to the other Parties hereto. Each Party further agrees and acknowledges that the other Parties hereto may, in addition to the other remedies that may be available to the other Parties hereto, file a suit in equity to enjoin such Party from such breach, and consents to the issuance of injunctive relief under this Agreement.
2.9    Non-Compression Equipment at a Particular Site. Each Party agrees that if a member of the Partnership Group or an Archrock Entity owns and is operating Non-Compression Equipment at a particular site, that entity shall have the first right, but not the obligation, to expand the facility or capacity of such Non-Compression Equipment.
2.10    Termination. Unless this Agreement has otherwise terminated pursuant to Section 8.4, this Article II shall terminate on December 31, 2017. In addition, unless this Agreement has otherwise been terminated pursuant to Section 8.4 or this Article II has otherwise been terminated pursuant to the first sentence of this Section 2.11, Sections 2.1, 2.2, 2.3, 2.4 and 2.6 shall terminate upon a Change of Control of Archrock; provided, that in the event of such a termination, the Archrock Entities shall continue to be prohibited until December 31, 2017, without the prior written approval of the Conflicts Committee, from providing (whether directly, including through the acquisition of equipment, or indirectly through the acquisition of or investment in equity or debt securities of any Person) Competitive Services to a particular Partnership Customer at the particular Site at which the Partnership Group was providing Competitive Services to such Partnership Customer on the date of the Change of Control of Archrock.
ARTICLE III
SERVICES
3.1    Provision, Allocation and Reimbursement for Services
(i)    The Archrock Entities shall, upon the reasonable request of the General Partner, provide the Partnership Group with all personnel and services reasonably necessary to run the business of the Partnership Group, which services may include, without limitation, those services set forth on Schedule 3.1(a) (collectively, the “Services”). For the avoidance of doubt, the Services shall not include the services described on Schedule 3.1(b). These Services shall be substantially similar in nature to the services of such type previously provided by the Archrock Entities in connection with their management and operation of the Partnership Assets and any other assets of a similar nature directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group, in each case during the 12-month period prior to such transfer.
(j)    The Archrock Entities shall provide the Services to the Partnership Group in a manner that is in the good faith judgment of Archrock commercially reasonable; provided, that for so long as the Archrock Entities exercise at least the same degree of care, skill and prudence in providing the Services as customarily exercised by it for its own operation of the USCSB or the business relating to the Non-Compression Equipment, then Archrock will be deemed to have provided such Services in a commercially reasonable manner. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THE ARCHROCK ENTITIES MAKE NO (AND HEREBY DISCLAIM AND NEGATE ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT SHALL ANY ARCHROCK ENTITY OR ANY OF THEIR AFFILIATES BE LIABLE TO ANY MEMBER OF THE PARTNERSHIP GROUP OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF THE SERVICES, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICES, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT.
(k)    Any Direct Equipment Costs and Expenses, any Direct Leased Compression Equipment Capitalizable Costs where a member of the Partnership Group is the Transferor pursuant to Section 4.2(b)(ii) and any Direct Leased Compression Equipment Expenses where a member of the Partnership Group is the Transferee pursuant to Section 4.2(b)(ii), in each case that are incurred by any Archrock Entity in connection with providing the Services, shall be allocated to the Partnership Group at the actual cost to the applicable Archrock Entity providing such Services.
(l)    The General Partner shall be entitled to allocate to the Partnership any costs and expenses (other than Direct Equipment Costs and Expenses) incurred by any Archrock Entity in connection with providing the Services on any reasonable basis determined by the General Partner. In the event that such Services are associated with Archrock’s operation of both (i) the business of the USCSB or the Archrock Entities’ business relating to the Non-Compression Equipment and (ii) the business of the Partnership Group, including, without limitation, general and administrative functions, such reasonable basis may include, at the election of the General Partner, allocating a portion of such costs and expenses incurred during a particular period to the Partnership on a pro rata basis based on the Partnership Group’s Percentage Interest.
(m)    The Partnership Group hereby agrees to reimburse the Archrock Entities for all costs and expenses allocated to the Partnership Group in accordance with the manners set forth in Sections 3.1(c) and (d).

ARTICLE IV
COMPRESSION EQUIPMENT TRANSFERS
4.1    Transfer Mechanics
(c)    In the event that Archrock determines in good faith that there exists a need on the part of the Partnership Group to transfer Compression Equipment between the Archrock Entities, on the one hand, and the Partnership Group, on the other hand, such Compression Equipment shall be so transferred (or, to the extent provided in Section 4.2, leased), at the election of Archrock, from a member of the Archrock Entities to a member of the Partnership Group, or from a member of the Partnership Group to a member of the Archrock Entities, as the case may be, or exchanged in a like-kind exchange; provided, that all of the following conditions are satisfied with respect to such transfer, exchange or lease (each such transfer, exchange or lease for the purposes of this Article IV, unless set forth otherwise, a “transfer”) at the Effective Time (as defined below) of such transfer:
(i)    Except as provided in Section 4.2 in respect of Compression Equipment that is leased, such transfer will constitute a valid and absolute transfer (each such transfer, as the case may be, constituting a “true sale” for bankruptcy law purposes) of all right, title and interest of the Transferor in, to and under the transferred Compression Equipment, free and clear of any Liens except for any Liens created by the Transferee and any Permitted Liens;
(ii)    Such transfer will not conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Transferor or the Transferee, or any material term of any indenture, agreement, mortgage, deed of trust, derivative instrument or other instrument to which the Transferor or Transferee or any of their respective subsidiaries is a party or by which either of them is bound, or result in the creation or imposition of any Lien upon any of their respective properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, derivative instrument or other instrument, or violate any law or any order, rule, or regulation applicable to the Transferor or Transferee or any of their respective subsidiaries of any court or of any federal or state regulatory body, administrative agency, or other governmental authority having jurisdiction over either of them or any of their respective properties;
(iii)    Except as otherwise provided in this Article IV, such transfer will not cause any member of the Partnership Group to suffer a loss of revenue under any existing customer contract for Competitive Services or to incur any material liabilities not reimbursed by the Archrock Entities; and
(iv)    The Compression Equipment will be transferred under this Article IV in a condition appropriate for the Transferee’s anticipated commercial use; provided, that such anticipated commercial use shall be consistent with such equipment’s historical use; provided, further, that any repairs or modifications, or any costs associated therewith, required to make such Compression Equipment appropriate for the Transferee’s anticipated commercial use of such Compression Equipment shall be the obligation of the Transferor.  If there is no anticipated commercial use at the time of the transfer or the anticipated commercial use is inconsistent with the Compressor Equipment’s historical use, the Compression Equipment will be transferred under this Article IV in its then-current condition.
In connection with each proposed transfer, each of the Transferee and the Transferor will use their respective commercially reasonable efforts to cause the conditions set forth above to be satisfied as of the Effective Time (as defined below).
(d)    All transfers of Compression Equipment pursuant to this Section 4.1 shall be deemed to take place at 12:01 a.m. on the date of transfer (the “Effective Time”) and shall include all of the following assets, rights and properties of the Transferor with respect to such transferred Compression Equipment; provided, that with respect to transfers that are effected under a lease pursuant to Section 4.2, the following assets, rights and properties shall be so transferred to the extent provided for in, and not inconsistent with, the relevant lease agreement, and except as provided below:
(i)    All Transferor-owned appliances, parts, instruments, machinery, accessories and other equipment attached or installed thereto;
(ii)    The rights of the Transferor under all permits relating exclusively to such Compression Equipment, to the extent that such permits are transferable and the transfer of which is authorized or consented to by any third parties required to make such transfer effective as to third parties;
(iii)    Except in the case of a lease, all warranties and guarantees, if any, express or implied, existing for the benefit of the Transferor in connection with such Compression Equipment to the extent assignable;
(iv)    Except in the case of a lease, any fuels, lubricants and maintenance supplies exclusively related to such Compression Equipment; and
(v)    Except in the case of a lease, all vendor information, catalogs, technical information, specifications, designs, drawings and maintenance records related to such Compression Equipment and to which the Transferor has ready access without undue effort.
(e)    Except as provided in Section 4.2 in respect of Compression Equipment that is leased, on the date of any transfer of Compression Equipment, the Transferor shall deliver or cause to be delivered to the Transferee the following:
(i)    A general conveyance or bill of sale in the form of the Form Bill of Sale or the Form Like-Kind Exchange Bill of Sale transferring to Transferee, as of the Effective Time, good, marketable and indefeasible title to all of the tangible personal property contemplated by Section 4.2(b) and included in the transferred Compression Equipment, free and clear of any Liens, except for any Liens created by the Transferee and except for Permitted Liens;
(ii)    All appropriate documents for the assignment as of the Effective Time of the Transferor’s rights under the permits referred to in Section 4.1(b)(ii), together with all consents of third parties required to make such assignments effective as to such third parties; and
(iii)    Such other instruments of transfer and assignment in respect of the transferred Compression Equipment as the Transferee shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.
4.2    Settlement; Appraised Value
(a)    Prior to the Effective Time of any transfer pursuant to Section 4.1, the Partnership Group and Archrock will determine the aggregate Appraised Value of the Compression Equipment to be so transferred.
(b)    In consideration for such transfer, the Transferee, at its discretion (subject to the provisos of Sections 4.2(b)(ii) and (iii) and subject to Sections 4.2(b) and (c)), shall take any one or more of the following actions prior to or contemporaneously with the Effective Time of such transfer:
(v)    Transfer Compression Equipment to the Transferor of equal or greater Appraised Value than the Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1 (provided, that if such Compression Equipment is of greater Appraised Value than the Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1, such excess Appraised Value shall be deemed to be a transfer of Compression Equipment with a value equal to such excess Appraised Value and Transferor shall be required to take one or more of the actions contemplated by this Section 4.2(b) in consideration for such excess Appraised Value) in accordance with this Article IV;
(vi)    Execute and deliver a lease agreement substantially in the form of the Form Lease Agreement pursuant to which the Transferee agrees to lease from the Transferor the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1, which lease agreement shall be counter-signed by the Transferor (provided, however, that the ability of the Transferee to execute and deliver such a lease may be limited in the sole discretion of Archrock, to the extent that an Archrock Entity is the Transferor, or in the sole discretion of the Conflicts Committee, to the extent that a member of the Partnership Group is the Transferor); or

(vii)    Deliver to the Transferor cash (or an obligation to make payment in cash no later than 60 days following the end of the fiscal quarter in which the transfer is effected) in the amount of the aggregate Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1 (provided, however, that the ability of the Transferee to make such a payment may be limited in the sole discretion of Archrock, to the extent that an Archrock Entity is the Transferor, or in the sole discretion of the Conflicts Committee, to the extent that a member of the Partnership Group is the Transferor).
(c)    In the event that the Transferee cannot through the use of its commercially reasonable efforts provide adequate consideration to the Transferor for Compression Equipment to be transferred in any of the manners set forth in Section 4.2(b), then no such transfer pursuant to the terms of this Article IV shall occur.
(d)    Notwithstanding Section 4.2(b), if the Transferor is a member of the Partnership Group, the Transferee shall not be entitled to take the actions contemplated by Section 4.2(b)(ii) if such action would cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. In such event, if compliance by Archrock with Sections 4.2(i) or (iii) is not commercially practicable, the Partnership and Archrock shall negotiate in good faith to reach agreement on another manner in which to reimburse the Partnership for such Compression Equipment; provided, that the final terms of such reimbursement shall be approved by the Conflicts Committee.
4.3    Like-Kind Exchange Treatment. Each Party agrees to cooperate to the extent reasonably necessary to allow the other, if the other so desires, to treat the transactions contemplated by Section 4.1(b) as a like-kind exchange under Section 1031 of the Code, and relevant Treasury regulations and/or under relevant state law provisions, if any. Any Party seeking such treatment acknowledges that it has consulted or will consult with independent tax counsel regarding the applicability and benefits/detriments of such treatment and in no way has relied upon any representations of the other Party regarding the same.
4.4    Other Sales Permitted. Nothing otherwise set forth in this Article IV shall be deemed to preclude any of the Archrock Entities and any member of the Partnership Group from negotiating or consummating at any time the purchase and sale of newly fabricated Compression Equipment, existing Compression Equipment or all or any part of the USCSB; provided, however, that such negotiations or purchase and sale shall be conducted pursuant to the terms and procedures then mutually agreed upon by Archrock and the General Partner or the Conflicts Committee, as applicable.
4.5    Termination. Unless this Agreement has otherwise terminated pursuant to Section 8.4, this Article IV shall terminate on December 31, 2017.
4.6    Proration of Ad Valorem Taxes. Ad valorem taxes relating to the ownership of Compression Equipment transferred pursuant to Section 4.1 shall be prorated on a daily basis between the Archrock Entities and the Partnership Group with the Archrock Entities and the

Partnership Group responsible for the prorated portion of such taxes for the period (for purposes of this Section 4.6, “period” means the period beginning on the assessment date for ad valorem taxes through the day before the next assessment date for such taxes) of their respective ownership of such transferred Compression Equipment. As between the Archrock Entities and the Partnership Group, the Party that receives the ad valorem tax billing (the “Billed Party”) shall provide a copy of such billing to the other Party together with a calculation of the prorated ad valorem taxes owed by each party. The Party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the Billed Party prior to the due date of such taxes and the Billed Party shall be responsible for the timely payment of the ad valorem taxes to the taxing authorities.
ARTICLE V
[RESERVED]
ARTICLE VI
LICENSE
6.1    Grant of License. Subject to the terms and conditions herein, Licensor hereby grants to Licensees the right and license to use the Marks solely in connection with the Licensees’ businesses and the services performed therewith within the United States during the term of this Agreement.
6.2    Restrictions on Marks. In order to ensure the quality of uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:
(a)    Licensees will use the Marks only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensees from time to time, it being understood that Licensor has evaluated Licensees’ businesses and services and determined that they are of a quality that justifies this grant of a license. Licensees recognize the substantial goodwill associated with the Marks and will not permit the quality of the businesses or services with which Licensees use the Marks to deteriorate so as to affect adversely the goodwill associated with the Marks. Licensees will not cause any action, or permit or fail to prevent any action by Licensees’ affiliates or any other Party under Licensees’ control, that is deemed to injure, harm or dilute the distinctiveness or goodwill of the Marks.
(b)    Licensees will only use the Marks in formats approved by Licensor and only in strict association with Licensees’ businesses and the services performed therewith;
(c)    Prior to publishing any new format or appearance of the Marks or any new advertising or promotional materials that incorporate the Marks, Licensees shall first provide such format, appearance or materials to Licensor for its approval. If Licensor does not inform Licensees in writing within fourteen (14) days from the date of the receipt of such new format, appearance, or materials that such new format, appearance, or materials is unacceptable, then such new format, appearance or materials shall be deemed to be acceptable and approved by Licensor. Licensor may withhold approval of any proposed changes to the format, appearance or materials which Licensees propose to use in Licensor’s sole discretion; and
(d)    Licensees shall not use any other trademarks, service marks, trade names or logos in connection with the Marks.
6.3    Ownership. Licensor shall own all right, title and interest, including all goodwill relating thereto, in and to the Marks, and all trademark rights embodied therein shall at all times be solely vested in Licensor. Licensees have no right, title, interest or claim of ownership in the Marks, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensor. Licensees agree that they will not attack the title of Licensor in and to the Marks.
6.4    Confidentiality. The Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, but is not limited to, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such confidential information to those of their employees, contractors or agents having a need to access the confidential information for the purpose of exercising rights granted hereunder.
6.5    Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees (a) any license or other right under the intellectual property rights of Licensor other than the license granted herein to the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.
6.6     Warranties; Disclaimers.
(a)    The Licensor represents and warrants that (i) it owns and has the right to license the Marks licensed under this Agreement and (ii) the Marks do not infringe upon the rights of any third parties.
(b)    EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 6.6(a), LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED OR EXPRESS WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS (WHETHER ANY LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

6.7    In the Event of Termination. In the event of termination of this Agreement pursuant to Section 8.4 or otherwise, the Licensees’ right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and concurrently with such termination of this Agreement, the Licensees shall (i) cease all use of the Marks and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to the Marks and (ii) no later than ninety (90) days following the termination of this Agreement, the General Partner shall have caused each of the Partnership Entities to change its legal name so that there is no longer any reference therein to the name “Universal Compression,” “Archrock,” “Hanover,” any name or d/b/a then used by any Archrock Entity or any variation, derivation or abbreviation thereof, and in connection therewith, the General Partner shall cause each such Partnership Entity to make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.
ARTICLE VII
INDEMNIFICATION
7.1    Environmental Indemnification.
(e)    Subject to Section 7.3, Archrock shall indemnify, defend and hold harmless the Partnership Group from and against any environmental claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:
(i)    any violation of Environmental Laws associated with the ownership or operation of the Partnership Assets; or
(ii)    any event or condition associated with ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the disposal or release of Hazardous Substances generated by operation of the Partnership Assets) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (C) the cost and expense for any environmental pre‑trial, trial, or appellate legal or litigation support work; provided, in the case of clauses (A) and (B) such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring;
but only to the extent that such violation complained of under Section 7.1(a)(i) or such events or conditions included under Section 7.1(a)(ii) occurred before the applicable Closing Date with respect to such Partnership Assets (collectively, “Covered Environmental Losses”).
(f)    The Partnership Group shall indemnify, defend and hold harmless Archrock and its Affiliates from and against any Covered Environmental Losses suffered or incurred by Archrock and its Affiliates relating to the Partnership Assets occurring on or after the applicable Closing Date, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 7.1(a), and unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.
(g)    Except for claims for Covered Environmental Losses made before the third anniversary of the applicable Closing Date, which shall not terminate, all indemnification obligations in this Section 7.1 shall terminate on the third anniversary of the applicable Closing Date.
7.2    Additional Indemnification.
(a)    In addition to and not in limitation of the indemnification provided under Section 7.1(a) and/or any contribution agreement relating to any transaction involving the purchase or contribution of Partnership Assets, subject to Section 7.3 and except as otherwise set forth in any Exhibit hereto, Archrock shall indemnify, defend and hold harmless the Partnership Group from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group (“Other Losses”) by reason of or arising out of:
(iv)    failure to convey good and defensible title to the Partnership Assets to one or more members of the Partnership Group, and such failure render the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the Archrock Entities immediately prior to the applicable Closing Date with respect to such Partnership Assets;
(v)    events and conditions associated with the Retained Assets whether occurring before or after the applicable Closing Date; and
(vi)    all federal, state and local income tax liabilities attributable to the operation of the Partnership Assets prior to the applicable Closing Date, including any such income tax liabilities of Archrock that may result from the consummation of the formation transactions for the Partnership Entities;
provided, however, that in the case of clauses (i) and (ii) above, such indemnification obligations shall terminate on the third anniversary of the applicable Closing Date; and that in the case of clause (iii) above, such indemnification obligations shall survive until sixty (60) days after the termination of any applicable statute of limitations.
(b)    In addition to and not in limitation of the indemnification provided under Section 7.1(b), the Partnership Agreement and/or any contribution agreement relating to any transaction involving the purchase or contribution of Partnership Assets, and except as otherwise set forth in any Exhibit hereto, the Partnership Group shall indemnify, defend and hold harmless Archrock and its Affiliates from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Archrock and its Affiliates by reason of or arising out of events and conditions associated with the operation of the Partnership Assets and occurring on or after the applicable Closing Date unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement. Notwithstanding the foregoing, in the event this Section 7.2(b) conflicts with the terms and conditions of any instrument or agreement relating to the transfer of a particular Partnership Asset, the terms of that other instrument or agreement shall control.
7.3    Limitations Regarding Indemnification.
(a)    The aggregate liability of Archrock under Section 7.1(a) shall not exceed $5.0 million.
(b)    No claims may be made against Archrock for indemnification pursuant to Sections 7.1(a) or 7.2(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group or the Partnership Indemnitees exceed $250,000, after such time Archrock shall be liable for the full amount of such claims, subject to the limitations of Section 7.3(a).
(c)    Notwithstanding anything herein to the contrary, in no event shall Archrock have any indemnification obligations under Section 7.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the applicable Closing Date with respect to a particular Partnership Asset.
7.4    Indemnification Procedures
(a)    The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VII, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
(c)    The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article VII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 7.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
(d)    In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.
(e)    The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.
ARTICLE VIII
MISCELLANEOUS
8.1    Governing Law; Submission to Jurisdiction. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed and construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.
8.2    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):
If to any of the Archrock Entities, to:

16666 Northchase Drive
Houston, Texas 77060
Attention: General Counsel
Fax:    (281) 836-8060

If to any of the Partnership Entities, to:

16666 Northchase Drive
Houston, Texas 77060
Attention: General Counsel
Fax:    (281) 836-8060

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

8.3    Entire Agreement. This Agreement supersedes and replaces in its entirety the Prior Omnibus Agreement. This Agreement and the exhibits, annexes and schedules hereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.
8.4    Termination. This Agreement, other than the provisions set forth in Articles VII and VIII hereof, shall terminate upon a Change of Control of GP LLC, the General Partner or the Partnership, other than any Change of Control of GP LLC, the General Partner or the Partnership deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of Archrock.
8.5    Waivers of Default. Waiver by any Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
8.6    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced; provided, however, that the Partnership and the Operating Company may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units.
8.7    Assignability; Third Party Beneficiaries. This agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Parties hereto. Subject to the limitations set forth in Section 8.14, each of the Parties hereto specifically intends that each entity comprising the Archrock Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
8.8    Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. Each Party hereto acknowledges that it and each other Party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each Party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).
8.9    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid and unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
8.10    Interpretation. In this Agreement, words in the singular shall be held to include the plural, and vice versa and words of one gender shall be held to include the other genders as the context requires. Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise specified.
8.11    Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement.
8.12    Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
8.13    Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
8.14    Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of Archrock, OPCO, GP LLC, the General Partner, the Partnership or the Operating Company or other Person shall have the right, separate and apart from Archrock, OPCO, GP LLC, the General Partner, the Partnership or the Operating Company, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
8.15    No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Archrock Entity or any Partnership Entity.
8.16    Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.

[Signature pages follow.]
IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.
ARCHROCK, INC.
By:     /s/ D. Bradley Childers
Name:    D. Bradley Childers

Title:	President
ARCHROCK SERVICES, L.P.
By:    AROC Services GP LLC,
its general partner

By:     /s/ D. Bradley Childers
Name:    D. Bradley Childers

Title:	President
ARCHROCK GP LLC
By:     /s/ D. Bradley Childers
Name:    D. Bradley Childers
Title:    President
ARCHROCK GENERAL PARTNER, L.P.
By:    Archrock GP LLC,
its general partner

By:     /s/ D. Bradley Childers
Name: D. Bradley Childers
Title:     President

ARCHROCK PARTNERS, L.P.
By:    Archrock General Partner, L.P.,
its general partner

By:	Archrock GP LLC,
its general partner

By:     /s/ D. Bradley Childers
Name:    D. Bradley Childers
Title:     President
ARCHROCK PARTNERS OPERATING LLC

By:     /s/ D. Bradley Childers
Name:    D. Bradley Childers
Title:    President

Services
1)operations,
2)marketing,
3)maintenance and repair of Compression Equipment,
4)periodic overhauls of Compression Equipment,
5)inventory management,
6)legal,
7)accounting,
8)treasury,
9)insurance administration and claims processing,
10)risk management,
11)health, safety and environmental,
12)information technology,
13)human resources,
14)credit,
15)collections,
16)payroll,
17)internal audit,
18)taxes,
19)engineering,
20)facilities management,
21)investor relations,
22)ERP,
23)training,
24)executive,
25)sales, and
26)business development.

Excluded Services

1.    Fabrication and sale of new Compression Equipment.

Marks

FORM BILL OF SALE

EQUIPMENT TRANSFER CERTIFICATE
AND BILL OF SALE
[Effective Date]

___________ (“Transferor”) and ______________ (“Transferee”) (collectively, the “Parties”) hereby confirm their understandings with respect to the transfer effective as of ________________ ___, ____ by Transferor to Transferee of the equipment listed on Schedule 1 attached hereto and made part hereof together with all assets, rights and properties related to such Equipment of the sort described in Section 4.2(b) of the Omnibus Agreement (as defined below) (“Equipment”).
For good and valuable consideration of [US]$________, Transferor hereby distributes, grants, bargains, sells, transfers, conveys, assigns and sets over unto Transferee all of Transferor’s right, title and interest in, to, and under the Equipment. Such transfer and conveyance is made without recourse to Transferor.
Transferor hereby warrants and represents to Transferee and its successors and assigns that (a) Transferor has good and marketable legal and indefeasible title to, and good and lawful right to sell, the Equipment; (b) the Equipment is free and clear of any and all Liens except for Liens created by the Transferee and any Permitted Liens; and (c) Transferor has the power and authority to sell or otherwise transfer the Equipment in the manner provided in this Equipment Transfer Certificate and Bill of Sale (“Certificate”). Transferor covenants that it will defend title in and to the Equipment against any and all Liens, other than Permitted Liens. EXCEPT AS SET FORTH HEREIN AND IN THE OMNIBUS AGREEMENT, THE EQUIPMENT IS BEING SOLD WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR USE OR MERCHANTABILITY.
This Certificate is made and given in good faith and not for the purpose of defrauding creditors or purchasers. The transfer evidenced by this Certificate is intended to be an absolute assignment and conveyance and a true sale, as contemplated in Section 9-109(e) of the Uniform Commercial Code, as adopted by the State of Texas.
THIS CERTIFICATE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, THE UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. The Parties agree to submit to the jurisdiction of the courts of the State of Texas, the United States of America.
The language governing this Certificate shall be English, and any translation of this Certificate into any other language shall not have legal effect.
This Certificate may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Certificate by facsimile transmission or electronic mail (in .pdf form) shall be effective as delivery of a manually executed counterpart of this Certificate.
Transferor covenants and agrees to execute and deliver to Transferee all such other additional instruments and other documents and will do all such other acts and things as may be necessary to fully assign to Transferee, or its successors and assigns, all of the Equipment.
All of the provisions hereof shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of Transferor and Transferee.
Terms used herein but not defined herein shall have the meanings assigned to such terms in the Fourth Amended And Restated Omnibus Agreement entered into on, and effective as of November 3, 2015, by and among Archrock, Inc., Archrock Services, L.P., Archrock GP LLC, Archrock General Partner, L.P., Archrock Partners, L.P., and Archrock Field Services LLC (as amended, modified, supplemented or restated from time to time, the “Omnibus Agreement”).

IN WITNESS WHEREOF, Transferee and Transferor have caused this Certificate to be duly executed by its authorized representative.

TRANSFEROR: ________________________
By:
Name:
Title:

TRANSFEREE: __________________
By:
Name:
Title:

FORM LEASE AGREEMENT

EQUIPMENT MASTER RENTAL AGREEMENT

This Equipment Master Rental Agreement including all Schedule(s), which are hereby incorporated by reference (collectively, this “Agreement”), is made between _________________ (“Lessor”) and _________________, (“Lessee”).

Lessor and Lessee agree as follows:

1.    Lease. Subject to and on the terms and conditions set forth in Article IV of the Fourth Amended and Restated Omnibus Agreement among Archrock, Inc., Archrock Services, L.P., Archrock GP LLC, Archrock General Partner, L.P., Archrock Partners, L.P., and Archrock Field Services LLC, as such agreement may be amended, restated, modified, supplemented or replaced (the “Omnibus Agreement”) and herein, Lessee and Lessor may from time to time execute Schedule(s) to this Agreement (each a “Schedule”) and Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the personal property described and detailed as the “Equipment” on the applicable Schedule. Each Schedule in conjunction with this Agreement shall be deemed to be a separately enforceable lease between Lessee and Lessor with respect to the Equipment specified in such Schedule. Lessee and Lessor each represent and warrant for itself that with respect to this Agreement and each applicable Schedule:
a.the execution, delivery and performance by each party have been duly authorized by all necessary corporate action;
b.the individual executing the same was duly authorized to do so; and
c.each constitutes legal, valid and binding agreements, enforceable in accordance with their terms.

2.    Term; Rent; and Equipment Type.
a.Each applicable Schedule shall set forth the term of the lease and amount of rental payments for the Equipment listed thereon, which Lessee shall pay as set forth on the applicable Schedule. If Lessee fails to pay any rental or other sum when due, then, if Lessee has received written notice from Lessor, Lessee also shall pay to Lessor interest thereon from the due date thereof to the date of payment at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Applicable Rate”). All payments by Lessee hereunder shall be payable at the office of Lessor, or at such other place as Lessor may from time to time may designate in writing. It is the intent of the parties that the applicable Schedule shall have a term that is no greater than a whole or fractional month less than 75% of the remaining useful life of the Equipment subject to such Schedule. Notwithstanding the foregoing, Lessor and Lessee may offset any amounts due and owing from the other against any amounts due and owing to the other.
b.Each applicable Schedule shall set forth the specific Equipment type.

3.    Taxes.
a.Lessee shall be liable for any and all license fees and assessments and all consumption, sales, use, property, excise and other taxes or charges (including any interest and penalties), now or hereafter imposed by any governmental body or agency upon the Equipment or the purchase, ownership, possession, leasing, operation, use, or disposition thereof hereunder, or the rentals or other payments hereunder (excluding taxes on or measured by the net income of Lessor) (“Taxes”). In this regard, Lessee shall prepare and file promptly with the appropriate offices any and all Tax and other similar returns required to be filed with respect thereto (sending copies thereof to Lessor) or, if requested by Lessor, notify Lessor of such requirement and furnish Lessor with all information required by Lessor so that it may effect such filing. If such filings shall be made by Lessor, Lessee shall reimburse Lessor for any such Taxes promptly when due.

4.    Inspection and Acceptance upon Delivery of Equipment to Lessee and Return of Equipment to Lessor. Upon delivery, Lessee assumes the care, custody, supervision and control of the Equipment and of any and all persons or property in the vicinity of the Equipment during the time of delivery, operation and return. Lessee acknowledges that all Equipment rented hereunder and specified in the Schedule(s) is being delivered in its then-current condition. Lessee acknowledges that Lessor may not be the manufacturer or supplier of the Equipment and any quotations or recommendations made by Lessor are based on information supplied by Lessee and the manufacturer or supplier of the Equipment. Within five (5) business days after return of Equipment by Lessee to Lessor at its designated yard, Lessor shall inspect such Equipment and notify Lessee of any damage of the Equipment in addition to damage previously reported to Lessee pursuant to Section 7(e) and invoice Lessor for any such damage.

5.    Freight. Lessee agrees to bear all of the cost of connecting the Equipment and of disconnecting the Equipment prior to returning the Equipment to Lessor. Except as otherwise provided in the applicable Schedule, all costs of transporting the Equipment from Lessor’s yard to Lessee’s Site described on the applicable Schedule and of transporting the Equipment from such Site back to Lessor’s designated yard will be at Lessee’s sole cost and expense.

6.    Insurance. Lessee shall, at Lessee’s sole cost and expense, maintain insurance or Lessor-approved self-insurance in such amounts, against such risks (including, but not limited to, all risk and public liability and property insurance with respect to the Equipment (including, but not limited to, windstorm, flood and earthquake)) from the time of Lessee’s acceptance of the Equipment in accordance with Section 4 until it is returned to the Lessor’s designated yard, with such carriers and in such form as shall be satisfactory to Lessor.

7.    Use / Lessee’s Responsibilities. Lessee agrees to use the Equipment in a careful and prudent manner with competent agents, employees or subcontractors in accordance with the specifications, if any, of the manufacturer of the Equipment. If the Equipment is compression equipment, Lessee agrees to pay for damages to the Equipment resulting from free water, excessive condensate or foreign solids, or impurities contained in the gas stream. Lessee further agrees to pay for all damages to the Equipment resulting from abusive use, failure to maintain the Equipment in accordance with this Agreement or from any negligence on the part of Lessee, its agents, employees or subcontractors; provided, however, Lessee shall not be liable for such damages to the extent such damages are caused by the acts or omissions of Lessor or its parent company, including where services are provided by the Archrock Entities (as defined in the Omnibus Agreement) under the Omnibus Agreement or other similar arrangement.
In addition to any Lessee obligations contained elsewhere in this Agreement and within any Schedule hereto, except to the extent any Schedule provides otherwise, Lessee agrees to and shall:
a.If Lessor is to install the equipment, provide Lessor with authorized ingress and egress to and from the site designated in the applicable Schedule for installation of the Equipment (the “Site”). Should Lessor be denied access to the Site for any reason not reasonably within Lessor’s control, any time lost by Lessor shall be paid for by Lessee on demand, and if not then paid, shall incur interest at the Applicable Rate. To the extent that Lessee has superior knowledge of the Site and access routes to the Site, Lessee must advise Lessor of any conditions or obstructions which Lessor might encounter while en route to the Site. Lessee agrees to maintain the road, if any, and the Site in such a condition that will allow free access and movement to and from the Site in an ordinary highway type vehicle. If because of an attribute of Lessee’s operations, Lessor is required to use any specialized transportation equipment, cranes or other services and supplies, Lessee shall furnish the same at its expense and without cost to Lessor;
b.Prepare a sound location at the Site adequate in size and capable of properly supporting the Equipment;
c.Immediately mitigate and repair any stoppage, malfunction or leaks of oil or coolant from the Equipment; and
d.Return the Equipment in good operating condition, which by way of example, but not exclusion, means free of hydrocarbons, mud, sand and naturally occurring radioactive materials and with castings (e.g. blocks, frames, heads, manifolds, housings, distance pieces, cylinders), shafts (e.g. crankshafts, camshafts, cooler shafts), rods (e.g. connecting rods, piston rods), controls, pumps, scrubbers, bottles, processing piping, header, box, fan and accessories that are not, by way of example, but not exclusion, damaged, rusted or pitted, bent, cracked or inoperable. If the Equipment is not returned in good operating condition, Lessee agrees to pay Lessor such amounts necessary to bring Equipment up to good operating condition upon invoice by Lessor; provided, however, Lessee shall not be liable for such amounts to the extent such damages are caused by the acts or omissions of Lessor or its parent company.
e.Perform such other obligations set forth in Annex A hereto.

8.    Maintenance. Unless otherwise provided in the applicable Schedule or separate written operation and maintenance agreement, including the Omnibus Agreement, Lessee acknowledges that Lessor is providing the Equipment as a “bare rental” and, therefore, Lessor will have no maintenance or inspection obligations with respect to the Equipment except capitalizable maintenance obligations.

9.    Inspection. Lessor shall have the right at all reasonable times to enter upon the premises where the Equipment may be located for the purpose of inspecting it or observing its use.

10.    Title; Personal Property; Encumbrances; Location. Lessee covenants that:
a.The Equipment is and shall remain personal property and shall not be attached to or become part of any realty;
b.The Equipment will be installed and used at the Site specified in the applicable Schedule pertaining thereto and that it shall not be removed therefrom without the permission of Lessor;
c.That Lessee will not, except as expressly authorized in this Agreement, sell, secrete, mortgage, assign, transfer, lease, sublet, loan part with possession of, or encumber the Equipment or permit any liens or charges to become effective thereon or permit or attempt to do any of the acts aforesaid. Lessee agrees, at Lessee’s own expense, to take such action as may be necessary to remove any such encumbrance, lien or charge and to prevent any third party from acquiring any other interest in the Equipment (including, but not limited to, by reason of such Equipment being deemed to be a fixture or a part of any realty); and
d.Lessee will not change or remove any insignia, serial number or lettering of the Equipment.

11.    Licenses, Permits and Compliance. Lessee shall, at its sole expense;
a.Comply with all applicable rules and regulations of any federal, provincial, state, county, city, local, municipal or regulatory agency relating to the construction or operation of the Equipment at the Site, or environmental requirements associated therewith (including, but not limited to, air emission, noise and environmental discharges); and
b.Obtain and maintain throughout the term, or any extension thereof, any and all licenses and/or permit fees assessed as a result of this Agreement or against said Equipment.

12.    Waste Disposal. Lessee bears responsibility for disposal of liquids, solid, and hazardous waste discharged by the Equipment at the Site in accordance with federal, state and local environmental rules and regulations.

13.    Events of Default; Remedies; Expenses. In the event that:
a.Lessee shall default in the payment of any installment of rent or other sum payable under this Agreement or default in the observance or performance of any other covenant or agreement in this Agreement and the failure to cure said default within ten (10) days after notice by Lessor;
b.Lessee shall dissolve, or become insolvent (however evidenced) or bankrupt, make an assignment for the benefit of creditors, suspend the transaction of its usual business or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed for Lessee or for a substantial part of its property, or bankruptcy, reorganization, insolvency, or similar proceedings shall be instituted by or against Lessee;
c.an order, judgment, or decree shall be entered against Lessee by a court of competent jurisdiction and such order, judgment or decree shall continue unpaid or unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution, or any execution or writ or process shall be issued in connection with any action or proceeding against Lessee or its property whereby all Equipment under the Schedules or any substantial part of Lessee’s property may be taken or restrained;
d.any indebtedness of Lessee for borrowed money shall become due and payable by acceleration of maturity thereof; or
e.Lessor shall in good faith believe that the prospect of payment or performance by Lessee is impaired, then and in any such event, Lessor may, by written notice to Lessee:
(1)Immediately terminate this Agreement and any Schedule then in effect, at its option, and Lessee’s rights thereunder; and/or
(2)Declare immediately due, and payable all rental installments and other sums hereunder forthwith due and payable whereupon the same shall forthwith become due and payable as liquidated damages and not as a penalty; and/or
(3)Proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Agreement or to recover damages for the breach thereof; and/or
(4)Without necessity of process or other legal action, enter onto the premises of Lessee or such other premises as the Equipment may then be located and stop the operation of the Equipment and/or take possession of the Equipment, disconnecting and separating the Equipment from any other property and using all force necessary or permitted by applicable law, without Lessor incurring any liability to Lessee or any other person arising out of the taking of any such action. Lessee agrees to and shall indemnify and hold harmless Lessor from any and all claims, losses, damages, causes of action, suits and liabilities of any kind arising in favor of Lessee, or any interest owner that Lessee represents or serves as operator and arising out of or in connection with the stopping of the operation of the Equipment and/or the removal of the Equipment as aforesaid, whether same result from the forfeiture of any oil, gas or mineral lease, damage to a producing reservoir or lease operations, lost production or other event or condition. In addition, Lessee shall continue to be liable for all other indemnities under this Agreement and for all legal fees and other costs and expenses resulting from the foregoing defaults or the exercise of Lessor’s remedies. Lessor shall be entitled to take or retain, by way of offset against any or all amounts due and owing under this Agreement, any assets, tangible or intangible, of Lessee which may then be in the possession of Lessor, its correspondents or agents, wheresoever situated.

14.    Indemnity of Lessor.
a.Lessee is responsible and liable for loss of or damage to Equipment arising between the time of delivery and redelivery of the Equipment and Lessee shall protect, defend, indemnify and hold Lessor harmless from and against any such loss or damage, including, but not limited to, improper operation, improper maintenance (unless Lessor performs maintenance), compression of dirty or wet gas, fire, freezing, theft, windstorm, hailstorm, flood, riot, insurrection or explosion, except to the extent such loss or damage is caused by the acts or omissions of Lessor or its parent company (including where services are provided by the Archrock Entities (as defined in the Omnibus Agreement) under the Omnibus Agreement or other similar arrangement).
b.Lessee shall protect, defend, indemnify and hold Lessor harmless from and against any loss, damage, liability, suit, expense, cost or claim, however occurring as the result of loss of or damage to property (other than the Equipment), arising between the time of delivery and redelivery of the Equipment, whether such property is owned by Lessee or third party, and for injury to or death of persons, whether Lessee or its employees or third parties, except to the extent such loss or damage is caused by the acts or omissions of Lessor or its parent company (including where services are provided by the Archrock Entities (as defined in the Omnibus Agreement) under the Omnibus Agreement or other similar arrangement).
c.No Limit. Except as otherwise provided herein, the indemnity obligations in this Agreement shall not be limited to the amount of insurance carried by either party hereto.
d.Application, Construction and Interpretation. Notwithstanding any provision in this Agreement to the contrary, the parties agree that the indemnities in this Agreement shall be limited to the extent and only to the extent necessary to comply with applicable law and that this Agreement shall be deemed to be amended to the extent necessary to enforce the indemnities herein.
e.Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM, ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, OR ANY EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, DAMAGES OR LOSSES FOR LOST PRODUCTION, LOST REVENUE, LOST PRODUCT, LOST PROFITS, LOST BUSINESS OR BUSINESS INTERRUPTIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRAHAZARDOUS ACTIVITY, STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF STATUTORY DUTY, BREACH OF ANY SAFETY REQUIREMENT OR REGULATION, OR THE NEGLIGENCE OF ANY PERSON OR PARTY, INCLUDING, BUT NOT LIMITED TO, THE INDEMNIFIED PARTY OR PARTIES AND ITS OR THEIR GROUPS, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE, OR ANY OTHER THEORY OF LEGAL LIABILITY WITHOUT LIMITATION, EXCEPT TO THE EXTENT ANY SUCH RELEASING PARTY ACTUALLY SUFFERS SUCH DAMAGES OR LOSSES TO A THIRD PARTY AND SUCH DAMAGES OR LOSSES ARE OTHERWISE INDEMNIFIABLE UNDER SECTION 14 OF THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE FORGOING RELEASE OF LIABILITY SHALL ALSO EXTEND TO EACH PARTY’S PARENT, SUBSIDIARY, AFFILIATED AND RELATED COMPANIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES.

15.    Savings Clause. The parties agree that the indemnities in this Agreement are limited to the extent necessary to comply with applicable state or federal law and that this Agreement shall be deemed to be amended to comply with those laws to the extent their requirements are at variance with any indemnification provisions set forth in this Agreement.

16.    Assignment By Lessor. Lessor may assign its rights and delegate its duties under this Agreement. Lessor covenants to Lessee that Lessor is empowered to execute this Agreement. Conditioned upon Lessee’s performing the conditions hereof, Lessee shall peaceably and quietly hold, possess and use the Equipment during the term and any extensions thereof without hindrance. If Lessor assigns the rents reserved herein or all or any of Lessor’s rights hereunder, such assignee’s rights shall be independent of any claim of Lessee against Lessor. Lessee on receiving notice of any such assignment shall abide thereby and make payment as may therein be directed. Following such assignment, the term “Lessor” shall be deemed to include or refer to Lessor’s assignee, except such assignee’s rights shall be independent of any claim of Lessee against Lessor as provided herein.

17.    Assignment and Subleasing by Lessee. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 17, LESSEE SHALL NOT, WITHOUT THE PRIOR CONSENT OF LESSOR, ASSIGN, TRANSFER OR ENCUMBER ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT. ANY ATTEMPTED ASSIGNMENT, TRANSFER OR ENCUMBRANCE BY LESSEE OF ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE NULL AND VOID. So long as no material event of default shall have occurred and be continuing, Lessee may, without the consent of Lessor, sublease one or more of the Equipment to any third party or use the Equipment in connection with the provision of contract compression services pursuant to a contract (a “User Contract”). No such subleasing, or use in connection with provision of services, by Lessee will reduce or affect any of the obligations of Lessee hereunder or the rights of Lessor under this Agreement, and all of the obligations of Lessee hereunder shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety.

18.    No Lessor Equipment Warranties. EXCEPT AS OTHERWISE PROVIDED IN THE APPLICABLE SCHEDULE, LESSOR LEASES THE EQUIPMENT TO LESSEE AS-IS AND EXPRESSLY DISCLAIMS AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, DESIGN, QUALITY, CAPACITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF OR CONCERNING THE EQUIPMENT, OR ANY WARRANTY THAT THE EQUIPMENT IS FREE OF THE RIGHTFUL CLAIM OF ANY THIRD PERSON BY WAY OF INFRINGEMENT OR THE LIKE, WHETHER PATENT OR TRADEMARK INFRINGEMENT OR OTHERWISE, OR ANY OTHER MATTER, CONCERNING THE EQUIPMENT.

19.    Enforceability. If any part hereof is contrary to, prohibited by or deemed invalid under applicable laws or regulations of any jurisdiction, such provision shall be inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof.

20.    No Conditional Sale. It is the intention of the parties hereto to hereby create a lease on the Equipment described herein, and not a conditional sale. To provide solely for the eventuality that a court might hold this to be a conditional sale, Lessor hereby retains a purchase money security interest to secure payment of the sales price of the Equipment as determined by such court, and Lessee grants to Lessor all rights given to a secured party under the Uniform Commercial Code of the United States or similar law of the governing jurisdiction, if any other law should govern this Agreement or the Equipment, in addition to Lessor’s other rights hereunder. It is the intention of the parties that the Equipment shall be deemed personal property and that it not be deemed a fixture, even though it may be attached in some manner to realty. To provide solely for the eventuality that a court might also hold the Equipment to be a fixture, the parties state for the purpose of complying with the legal requirements for a financing statement that collateral is or includes fixtures and the Equipment is affixed or is to be affixed to the lands described in the applicable Schedule(s).

21.    Alterations. Except as required or permitted by this Agreement, and subject to this Section 21, Lessee shall not modify or alter the Equipment without the prior approval of Lessor.

22.    Miscellaneous.
a.No representation, covenant or condition of this Agreement can be waived or changed except by the written consent of both parties. Forbearance or indulgence by Lessor in any regard whatsoever shall not constitute a waiver or change of the representation, covenant or condition to be performed by Lessee to which the same may apply, and until complete performance by Lessee of said covenant or condition, Lessor shall be entitled to invoke any remedy available to Lessor under this Agreement or by law or equity despite said forbearance or indulgence. Waiver of any defaults shall not waive any other default.
b.The language governing this Agreement shall be in English, any translation thereof into other languages shall not have any legal effect.
c.Service of all notices under this Agreement shall be sufficient if mailed to the party involved at its respective address on file with the other party. Any such notices mailed to such address shall be effective when deposited in the mail, duly addressed and with postage prepaid, or delivered by hand or electronic mail delivery.
d.“Lessor” and “Lessee” as used in this Agreement shall include the heirs, executors, administrators, successors, and/or permitted assigns of such parties.
e.If more than one Lessee executes this Agreement, their obligations under this Agreement shall be joint and several.
f.Lessee will, if requested by Lessor, join with Lessor in executing one or more financing statements, as may be desired by Lessor, in form satisfactory to Lessor.
g.In case of conflict between provisions found in this Agreement and those listed in the Schedule(s) hereto, the provisions on the Schedule(s) shall prevail.
h.The law governing this Agreement shall be that of the State of Texas, United States in force at the date of this Agreement, excepting any conflict of laws provisions that provide for the application of the laws of another jurisdiction.
i.Lessor and Lessee agree that venue of any lawsuit arising from or in connection with the terms of this Agreement shall be in Houston, Harris County, Texas, United States. For purposes of this Agreement, Lessee irrevocably consents to the jurisdiction of the courts of Houston, Harris County, Texas, United States.
j.This Agreement contains the full agreement between the parties. No representation or promise has been made by either party to the other as an inducement to enter into this Agreement. Lessor does not in any way or for any purpose become partner of Lessee, or a joint venture, or a member of a joint enterprise with Lessee.
k.Lessee hereby waives its right to receive a copy of any financing statement or financing change statement registered by Lessor in connection with this Agreement.
l.Lessor and Lessee hereby agree that no rights or remedies referred to in Article 2A of the Uniform Commercial Code of the United States or similar law of the governing jurisdiction shall be conferred upon either Lessor or Lessee unless expressly granted in this Agreement. To the extent any Schedule contains chattel paper under the Uniform Commercial Code of the United States or similar law of the governing jurisdiction, no security interest in any Schedule may be created through the transfer and possession of any counterpart thereof other than the counterpart retained by Lessor.
m.If Lessee at any time shall fail to pay any sum which Lessee is required by this Agreement to pay or shall fail to do or perform any other act Lessee is required by this Agreement to do or perform, Lessor at its option may pay such sum or do or perform such act (or have it performed by a third party), and Lessee shall reimburse Lessor on demand for the amount of such payment and for the cost and expenses which may be incurred by Lessor for such acts or performance, together with interest thereon at the Applicable Rate from the date of demand until paid.
n.This Agreement is based on the applicable laws existing at the time of its execution. Any changes, including, but not limited to, changes in governmental enforcement practices, revisions or new applicable laws, including, but not limited to, those related to taxes, permits, fees and duties, that have the effect of increasing Lessor’s burden, including, but not limited to, cost, time-consumption and risk exposure, shall entitle Lessor to fair and equitable Agreement modifications, which modifications the parties agree to work toward in good faith and in a timely fashion, failing which Lessor may terminate this Agreement or any Schedule(s) hereunder immediately upon written notice to Lessee.
o.This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Executed this      day of         , 20__.

LESSOR: _________________________________

BY:

NAME:

TITLE:

LESSEE: ________________________________

BY:

NAME:

TITLE:

Annex A

LESSEE’S RESPONSIBILITIES

Lessee –
In addition to the responsibilities detailed in the Master Agreement, Lessee shall furnish the following:

Daily maintenance and inspections of all engines, compressors and accessory parts forming the Equipment (both labor and necessary parts), including without limitation:
□ Monthly adjustments on the engine and compressor per Lessor’s guidelines;
□ Anti-freeze in accordance with Lessor’s requirements;
□ Lubricants and related filters in accordance with Lessor’s requirements; and
□ Daily inspections/monitoring.
Competent and prudent Equipment operator for normal operations.
Provide an inlet separator for the Equipment to remove solids (such as sand) and all entrained liquids from the gas stream; Lessee hereby acknowledging that the scrubber provided by Lessor with the Equipment is only an emergency scrubber.

Site preparation, including suitable sand or gravel pad or concrete base as required.
Valves and piping to suction and discharge flanges, and fuel gas inlet(s) of compressor(s).
Suction to discharge bypass piping and suction pressure control valve (if required).
All installation expenses.
Suitable, sweet, dry natural gas fuel for engine use with 900 to 1100 BTU/ft3 and no more than 10 ppm H2S.
Air/gas pressure of with sufficient pressure and volume for engine starting.
Provide, connect and maintain a properly functioning waste discharge system downstream of the Equipment, including an outlet connection from the skid drain and all pipes, connections, the blow casing and tank downstream of the skid drain; and remove and dispose of all fluids discharged by the discharge tank, the blow casing and any pipes or connections to the skid plus collection and disposal of such liquids from the Equipment’s skid and any other liquids incidental to Equipment operations.

Equipment Site with ingress and egress satisfactory to Lessor.
Disconnection of Equipment and Site restoration expenses.
Site fencing, if requested by Lessor.
Any and all necessary equipment, supplies and services not specifically listed as Lessor’s responsibility, above.
The following responsibilities apply when Site is offshore or in inland waterways:
Suitable platform or barge capable of supporting the Equipment.
All transporation (including air and water) and cranes necessary for delivery, installation, maintenance, repair and removal of the Equipment.
All transportation (including air and water) for Lessor personnel, parts, tools and supplies.
Cost for any standby time in excess of 4 hours that is beyond the direct control of Lessor (including due to inclement weather that, in the sole but reasonable discretion of Lessor impedes safe travel).

SCHEDULE ‘A’ TO EQUIPMENT MASTER RENTAL AGREEMENT
(BARE RENTAL)
Lessee:_______________________________________________    Date:________________

In accordance with your request, we are pleased to offer the herein described Equipment for your application on the _______________ lease in ______________________ (detail, to the extent available, section, township, range, county/parish, state and country) (“Site”).

Unit #:__________________________
HP:_____________________________
Equipment Description:______________________________________________________________________________

The term of this Schedule A shall commence upon the date the Equipment is accepted in accordance with the Master Agreement and shall continue indefinitely until terminated by either party, upon thirty (30) days’ advanced written notice. Neither party may terminate this Schedule A within twelve (12) months of commencement of the term. Notwithstanding the foregoing, this Schedule A shall terminate if (a) gas conditions change or the use of the Equipment by the Lessee pursuant to a User Contract ends rendering the Equipment unnecessary; (b) force majeure prevents a party from performing its obligations hereunder; or (c) a default occurs under this Schedule A or the Master Agreement. The RENTAL RATE is $__________ per month for the duration of the term of this Schedule A. The Rental Rate shall be invoiced monthly and payable monthly in arrears but in any event shall be paid no later than 30 days after the end of the fiscal quarter in which a particular month’s Rental Rate is incurred (beginning on the date the Equipment is accepted) in which the Equipment is leased.

Any manufacturing check the box designation in any User Contract shall apply in equal force to this Schedule A.

When executed by Lessor and Lessee, this Schedule A shall apply to the EQUIPMENT MASTER RENTAL AGREEMENT (or equivalent master agreement) executed by Lessee and Lessor (or their respective predecessors or affiliates) and dated as shown below (the “Master Agreement”) whether or not attached hereto, and shall be deemed an individual agreement between the parties hereto for the Equipment described herein. This Schedule A and the applicable Master Agreement contains the entire agreement between the parties relating to the matters contained herein and therein, superseding all prior contracts and agreements, relating to the mattes contained herein and therein. Unless otherwise defined herein, terms have the meanings set forth in the Master Agreement.

Master Agreement Date:___________________________

ACKNOWLEDGED and ACCEPTED by the undersigned, duly-authorized representatives of the parties as of the date first shown above.
LESSOR:

_______________________________________

By:____________________________
Title:___________________________

LESSEE:

_______________________________________

By:____________________________
Title:___________________________

Form Like-Kind Exchange Bill of Sale

EQUIPMENT TRANSFER CERTIFICATE
AND BILL OF SALE
(Like-Kind Exchange)

[Effective Date]

Archrock Leasing LLC, a Delaware limited liability company,(“Archrock Leasing”) on the one hand and Archrock Field Services Leasing LLC, a Delaware limited liability company, (“AFS Leasing”) on the other hand (each a “Party” and collectively, the “Parties”) hereby confirm their understandings with respect to the transfer effective as of ________________ ___, ____ of the equipment listed on Schedule 1 attached hereto and made part hereof together with all assets, rights and properties related to such Equipment of the sort described in Section 4.2(b) of the Omnibus Agreement (as defined below) (“Equipment”).
For good and valuable consideration, each Party hereby distributes, grants, bargains, sells, transfers, conveys, assigns and sets over unto the other Party all of its right, title and interest in, to, and under its Equipment identified on Schedule 1. Such transfer and conveyance is made without recourse to each Party in its capacity as transferor.
Each Party in its capacity as transferor hereby warrants and represents to the other Party and its respective successors and assigns that (a) such Party has good and marketable legal and indefeasible title to, and good and lawful right to sell, its Equipment, (b) such Party’s Equipment is free and clear of any and all Liens except for Liens created by the other Party and any Permitted Liens, (c) such Party intends to convey its Equipment and to acquire in exchange the Equipment owned by the other Party that are in like kind and qualifying use within the meaning of Section 1031 of the Code; and (d) such Party has the power and authority to sell or otherwise transfer the Equipment in the manner provided in this Certificate. Each Party in its capacity as transferor covenants that it will defend title in and to its Equipment against any and all Liens, other than Permitted Liens. EXCEPT AS SET FORTH HEREIN AND IN THE OMNIBUS AGREEMENT, THE EQUIPMENT IS BEING SOLD WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR USE OR MERCHANTABILITY.
This Certificate is made and given in good faith and not for the purpose of defrauding creditors or purchasers. The transfer evidenced by this Certificate is intended to be an absolute assignment and conveyance and a true sale, as contemplated in Section 9-109(e) of the Uniform Commercial Code, as adopted by the State of Texas.
THIS CERTIFICATE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, THE UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. The Parties agree to submit to the jurisdiction of the courts of the State of Texas, the United States of America.
The language governing this Certificate shall be English, and any translation of this Certificate into any other language shall not have legal effect.
This Certificate may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Certificate by facsimile transmission or electronic mail (in .pdf form) shall be effective as delivery of a manually executed counterpart of this Certificate.
Each Party covenants and agrees to execute and deliver to the other Party all such other additional instruments and other documents and will do all such other acts and things as may be necessary to fully assign to the other Party, or its successors and assigns, all of its Equipment.
All of the provisions hereof shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of the Parties.
Terms used herein but not defined herein shall have the meanings assigned to such terms in the Fourth Amended And Restated Omnibus Agreement entered into on, and effective as of November 3, 2014, by and among Archrock, Inc., Archrock Services, L.P., Archrock GP LLC, Archrock General Partner, L.P., Archrock Partners, L.P., and Archrock Field Services LLC (as amended, modified, supplemented or restated from time to time, the “Omnibus Agreement”).

IN WITNESS WHEREOF, each of Archrock Leasing and AFS Leasing has caused this Equipment Transfer Certificate and Bill of Sale to be duly executed by its authorized representative on the date first set forth above.

ARCHROCK LEASING:

Archrock Services Leasing LLC, a Delaware limited liability company

By:
Name:
Title:

AFS LEASING:

Archrock Field Services Leasing LLC, a Delaware limited liability company

By:                ________
Name:
Title:

Certain Archrock Customers
******

Exhibit 5 to Omnibus Agreement

Certain Partnership Customers
******

Exhibit 5